                                                                   EXHIBIT 10.13


                              AMENDED AND RESTATED
                                VENTURE AGREEMENT

         This Amended and Restated Venture Agreement (the "Amended Agreement") is entered into by and between Lennox Global Ltd., a Delaware corporation and Lennox International Inc., a Delaware corporation (to the extent necessary to bind its subsidiaries and affiliates to the terms of this Agreement), with principal offices at 2100 Lake Park Blvd., Richardson, Texas 75080 (collectively referred to as "Lennox"), and Ets. Brancher S.A. and its subsidiary, Fibel S.A., both French corporations with their principal place of business at 11 rue d'Alsace Lorraine, 69500 Bron, France (collectively referred to as "Brancher Co."), to amend and restate the Venture Agreement entered into by and among the Parties as of the 13th day of May, 1996 which was amended by letter agreement of 13 May 1996 and the amendment of 24 May 1996 (the "Original Agreement").

                                   WITNESSETH:

         WHEREAS, Brancher Co. and Mr. Jean-Jacques Brancher ("Brancher"), and Lennox, entered into the Original Agreement to form a joint venture by combining the designated assets of a company owned by Lennox and certain companies owned, in whole or in part, by Brancher for the purpose of creating a heating, ventilating, air conditioning and refrigeration ("HVAC/R") business headquartered in France (the "Venture"); and

         WHEREAS, the Parties have agreed to amend the Original Agreement to restructure the Venture as described in the Restructure Agreement ("Restructure Agreement") by and among the Parties which is entered into on the same date as this Amended Agreement.

         NOW, THEREFORE, in consideration of the covenants set forth in this Amended Agreement, the Parties hereby agree as follows:

I. DEFINITIONS: When capitalized and used in this Amended Agreement and on any attached schedules or exhibits hereto, the following terms and phrases shall have the following meanings:

         "Amended Agreement" shall refer to this Amended and Restated Venture Agreement and all its attached schedules and exhibits.

         "Applicable Law" shall mean any statute or law or any judgment, order, decree, rule, or regulation of any Governmental Entity to which a specified person or property is subject.

         "Brancher Companies" shall mean the companies owned, in whole or in part, by Brancher to be included in the Venture consisting of HCF Lennox S.A. and all subsidiaries ("HCF") and Friga-Bohn S.A. and all subsidiaries ("Friga-Bohn).

         "Closing" and "Closing Date" shall have the meanings assigned to such terms in Section 9.2.



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

         "Company Statutes" shall mean the bylaws, articles of incorporation or statutes which under the laws of the jurisdiction of a company prescribe the rules of its operation and governance.

         "Company Stock", with respect to any one of the Venture Company, Brancher Companies or Lennox U.K. (as hereafter defined), shall mean all of the issued and outstanding shares of all stock, common or otherwise, representing the entire ownership interest in and control of such company.

         "Encumbrances" shall mean liens, charges, pledges, options, mortgages, security interests, claims, restrictions (whether on voting, sale, transfer or disposition or otherwise) and other encumbrances of every type and description, whether imposed by law, agreement, understanding or otherwise.

         "Ets. Brancher" shall mean Ets. Brancher S.A. which shall include the subsidiaries HCF, Friga-Bohn and all subsidiaries of each along with Frinotec S.A., SCI Geraval and SCI Groupe Brancher.

         "Financial Statements" shall have the meaning set forth in Section 8.1.C. with respect to the Brancher Companies and Section V.E.2. of Exhibit 3.2.A. with respect to Lennox U.K. (as hereafter defined).

         "Governmental Entity" shall mean any court or tribunal in any jurisdiction (domestic or foreign) or any federal, state, municipal, domestic, foreign or other administrative agency, department, commission, board, bureau or other governmental authority or instrumentality.

         "Intellectual Property" shall mean patents, trademarks, service marks, trade names, copyrights, trade secrets, know-how and similar rights, and all registrations, applications, licenses, and rights with respect to any of the foregoing, foreign or domestic.

         "Inventory" shall mean all of a company's finished goods, work in process and raw materials.

         "Latest Balance Sheet" shall have the meaning assigned to such term in
Section 8.1.C. with respect to the Venture Company and in Section V.E.2. of
Exhibit 3.2.A. with respect to Lennox U.K.

         "Lennox U.K." shall mean that corporation organized under the laws of the United Kingdom which has been created to contain the assets of Lennox Industries which is to be sold to the Venture.

         "Material Adverse Effect" shall mean any adverse change in the financial condition, business or operations of a company which is material to such company.



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

         "Net Book Value" shall mean the net book value as reflected in the applicable Latest Balance Sheet as defined by conventional accounting practices in effect on the Closing Date; provided however, in the event of extraordinary events which distort Net Book Value, the Parties agree to adjust year-ending Net Book Value so as to remove such distortion.

         "New Companies" shall mean the Brancher Companies and all related subsidiaries combined with Lennox U.K. as provided herein.

         "Original Agreement" shall mean the Venture Agreement entered into by the Parties as of 13 May 1996 which was amended by letter agreement dated 13 may 1996 and amendment dated 24 September 1996.

         "Permitted Encumbrances" means those certain Encumbrances, easements, rights of way, encroachments, conflicts, protrusions or other exceptions to title to the Real Property accepted by the Parties hereto.

         "Permits" shall mean licenses, permits, franchises, consents, approvals and other authorizations obtained or to be obtained from Governmental Entities.

         "Party" or "Parties" shall mean the parties to this Amended Agreement.

         "Proceedings" shall mean all proceedings, actions, suits, investigations or inquiries in or before any arbitrator or Governmental Entity.

         "Real Property" shall mean the real property owned by or leased to the Venture Company more particularly described in Sections 8.1.F. and 8.1.G. and Sections V.E.5. and V.E.6. of Exhibit 3.2.A. with respect to Lennox U.K., together with all buildings and other improvements situated thereon, all fixtures and other property affixed thereto and all and singular the rights and appurtenances pertaining to the property, including any right, title and interest of the owner of such property in and to adjacent streets, alleys or rights of way.

         "Securities Act" shall mean the any laws of France, the United States or the United Kingdom which apply to the transfer of stock or assets or other securities pursuant to the terms of this Amended Agreement.

         "Shareholders" shall mean Brancher and Lennox or the designee of either.

         "Venture Company" shall mean Ets. Brancher S.A. which shall include the subsidiaries of Frinotec S.A., SCI Geraval and SCI Groupe Brancher (with the Ets. Brancher ownership of SCI Groupe Brancher being transferred from Ets. Brancher to Friga-Bohn); but not HCF, Friga-Bohn and all subsidiaries of each.



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

II.      NAME AND BASIC PRINCIPLES

         SECTION 2.1.      NAMES

         Pursuant to the terms of this Amended Agreement, the Parties will conduct the business of the Venture through companies with such names as the Parties may from time to time select.

         SECTION 2.2.      BASIC PRINCIPLES

         The Parties have agreed to form the Venture to consist of the Brancher Companies and Lennox U.K. for the purpose of conducting an HVAC/R business in a defined geographic area. The Venture will operate with Brancher and Lennox sharing the ownership of a holding company which will own all the interests of each party in the participating companies. Lennox will ultimately acquire all of the ownership of Ets. Brancher as described in this Amended Agreement. For the conduct of the Venture, the Parties have established by mutual agreement certain basic principles which will govern the formation of the Venture and its operations and include the following:

                  A. OBJECTIVE. Ets. Brancher will be managed with the fundamental objective of profitable growth of Ets. Brancher through the production, marketing and sales of products within the HVAC/R industry with a geographic focus of operations in Europe, Africa, and the Middle East including Iran (the "Territory"). The existing products and markets of Ets. Brancher will be the focus for the products and markets of the Venture. Lennox agrees, as the majority partner, to use its best efforts to maintain and increase the profitability of Ets. Brancher consistent with reasonable business judgment with due regard to its other business interests.

                  B. EXCHANGE OF TECHNOLOGY. The technology of Ets. Brancher will be made available to Lennox and the technology of Lennox will be made available to Ets. Brancher under mutually agreed upon terms; except that no license fee shall be charged or sublicense granted unless agreed upon by the Parties. Also, the products manufactured by Ets. Brancher will be supplied for resale to Lennox and the products manufactured by Lennox will be supplied for resale to Ets. Brancher, where appropriate, within the Territory and outside the Territory, as agreed from time to time subject to the Parties agreement regarding competition.

                  C. NON-COMPETITION. Throughout the term of this Amended Agreement, the Parties agree that neither shall participate, directly or indirectly, in the businesses of Ets. Brancher within the Territory other than through participation in Ets. Brancher as described in this Amended Agreement. Lennox further agrees not to compete, directly or indirectly, with Ets. Brancher within the Territory and Brancher and Ets. Brancher agrees not to compete, directly or indirectly, with Lennox outside the Territory. Each Party acknowledges that neither Party can control any third party who purchases such products; however, both Parties agree to take those reasonable steps to prevent a third party from violating the intent of this Section 2.2.C. where not prohibited by law.



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

III.     ACQUISITION OF OWNERSHIP BY LENNOX

         SECTION 3.1.      OWNERSHIP OF BRANCHER COMPANIES STOCK

         Lennox has purchased and Brancher owns certain shares of the Brancher Companies which constitute essentially one hundred percent (100%) of all interests in the Brancher Companies. Lennox and Brancher have transferred or will transfer all such interests, not already owned by Ets. Brancher, such that it now owns essentially one hundred percent (100%) of all interests in the Brancher Companies. Brancher and Lennox now own or will own Ets. Brancher in proportions set forth in the Restructure Agreement. The Parties further agree that all obligations of each Party as required by the Agreement relating to the transfer of ownership of the Brancher Companies have been completed except as specifically set out in this Amended Agreement.

         SECTION 3.2.      TRANSFER OF LENNOX U.K.

         Lennox and Brancher have agreed to the following with respect to the purchase by Ets. Brancher of Lennox U.K.:

                  A. PURCHASE OF LENNOX U.K. HCF has agreed to purchase from Lennox and Lennox shall sell all of its ownership interests in Lennox U.K. in accordance with the principles set forth on Exhibit 3.2.A. The purchase price for this purchase shall equal Twenty Nine Million Nine Hundred Ninety-Nine Thousand Nine Hundred Seventy French Francs ("Ffs") (29,999,970Ffs).

                  B. SCOPE OF LENNOX U. K. PURCHASE. The parties have agreed that Lennox U.K. shall consist of one hundred percent (100%) of the ownership interests in Lennox Industries (including all of its assets and liabilities), which company will have a net book value of at least Thirty Million Ffs (30,000,000.00 Ffs) at the time of the transfer.

                  C. TIMING OF THE TRANSFER. The parties have further agreed that the transfer shall occur on or before 1 January 1998 ("Transfer Date"). Until the transfer, Lennox shall be responsible for the profits and losses of Lennox U.K. although it will be operated as though it were integrated with HCF. The purchase price referenced above shall be paid upon the transfer specified above at time agreed upon by the Parties.

         SECTION 3.3.      PHASED ACQUISITION OF REMAINING OWNERSHIP OF ETS.
                           BRANCHER.

         At the times specified below for a change in the Lennox percentage ownership in Ets. Brancher, Lennox will purchase the amount of additional Company Stock of Ets. Brancher prescribed below using the Company Stock Price defined below.



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

                  A. STOCK PRICE. The stock price for any specified purchase shall be calculated by dividing the Ets. Brancher yearly Company Value for the applicable year by the number of shares of Ets. Brancher Company Stock issued and outstanding at time of the calculation (the "Stock Price").

                  (i) Yearly Ets. Brancher Company Value. The yearly Ets. Brancher Company value (Ets. Brancher Company Value or "CV") shall be calculated using its consolidated Net Book Value as defined below at the close of each business year ("Yearly Book Value" or "YBV") . The Yearly Book Value will be the consolidated Net Book Value of Ets. Brancher as of 30 September 1997 (this value is 233,662,837 Ffs before restructuring adjustments described below and as described in more detail on Schedule 3.3.A(i)) after taking into account all restructuring steps and as adjusted for any consolidated profits or losses accumulated through the business year just ended. The Ets. Brancher Company Value is computed as follows:

                  CV = [YBV + 9*{(Y(-2)+2 * Y(-1)+3 * Y(-0)) /6}]/2

                  Where:

                  YBV = its Yearly Book Value for the business year just ended.

                  Y(-2) = its consolidated Net Income or loss for the business year two years before the year just ended.

                  Y(-1) = its consolidated Net Income or loss for the business year one year before the year just ended.

                  Y(-0) = its consolidated Net Income or loss for the business year just ended.

                  CV = the Company Value will never be less than its Yearly Book Value for any business year.

                  (ii) The Effect of Goodwill on Ets. Brancher Company Value. In the event assets or companies are acquired by Ets. Brancher for a cost greater than their net book value, the amortization of goodwill will be over a period of not less than thirty (30) years or in the event changes in generally accepted accounting practices, the goodwill will be accounted for so as not to materially damage the CV of Ets. Brancher.

                  B. SALE OF ETS. BRANCHER COMPANY STOCK. The further sale of Ets. Brancher Company Stock shall take place using the stock price (as defined above) within thirty (30) days after adequate audited financial data is available in the year of purchase to calculate the Ets. Brancher Company Value, Lennox will pay to Brancher an amount equal to the Ets. Brancher Company Stock Price defined above times the number of additional shares necessary for Lennox to achieve the



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

Lennox Percentage of Ownership applicable at that time. In exchange for this payment, Brancher agrees to transfer to Lennox sufficient shares of the Ets. Brancher Company Stock to represent the Additional Percentage of Ownership (as defined below) being acquired by Lennox for that specified year.

                  C. ADDITIONAL PERCENTAGE OF OWNERSHIP AND SCHEDULE. In the event that Brancher has not sold and Lennox has not purchased at least 74% of Ets. Brancher by the end of calendar year 2005, Lennox will acquire sufficient additional ownership of the Ets. Brancher to allow the percentage then owned by Lennox to equal 74%. Further, in the event that Brancher has not sold and Lennox has not purchased all the remaining ownership of Ets. Brancher by the end of calendar year 2006, Lennox will acquire all the remaining ownership of the Ets. Brancher. These purchases may be accelerated as described below.

                  D. ACCELERATION OF PURCHASE. The Lennox purchases described above may be accelerated in any of the following circumstances:

                  (i) Death of Jean-Jacques Brancher. In the event of the death of Jean-Jacques Brancher, Lennox will purchase and Brancher shall sell all of the remaining Additional Percentage of Ownership of Ets. Brancher for a purchase price equal to the greater of (1) the number of shares representing the remaining Additional Percentage of Ownership times the applicable Ets. Brancher Company Stock Price or (2) the minimum company value described in Section 3.3.A(ii). Jean-Jacques Brancher agrees to comply with any reasonable request of Lennox to take any action which, under French Law, will increase the enforceability of the agreement to sell Ets. Brancher Company Stock as described in this
         Section 3.3.D(i). The purchase will be completed within three (3) months of the notice to Lennox of the date of the death of Jean-Jacques Brancher.

                  (ii) Option of Brancher. In addition, Brancher shall have the right but not the obligation, at any time, to require Lennox to purchase all or any portion of the remaining shares in Ets. Brancher at a purchase price per share equal to Stock Price. The accelerated purchase will be completed within ninety (90) days of the date of the exercise of this option in writing by Brancher.

         SECTION 3.4.      ISSUANCE OR TRANSFER OF SHARES

                  A. SHARES OF STOCK. Brancher agrees that all shares of Ets. Brancher Company Stock either issued or transferred to Lennox hereunder shall be shares of the common stock which possess the highest form of voting power, preferences, dividends or other rights.



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

                  B. ISSUANCE OR TRANSFER OF SHARES TO LENNOX. Brancher agrees to issue or transfer or have issued or transferred to Lennox or its nominee sufficient shares of the Ets. Brancher Company Stock under the terms of Section 3.3.B(ii), to reflect the Lennox percentage of ownership acquired by Lennox pursuant to the terms and conditions of this Amended Agreement. This issuance will be completed within thirty (30) days of the date specified for any Lennox acquisition of Ets.
Brancher Company Stock.

         SECTION 3.5. EXPENSES OF RESTRUCTURE (PROFESSIONAL FEES, TAXES OR OTHER FEES)

         The Shareholders shall bear individually the costs and expenses incurred in connection with the consummation of the transactions contemplated under this Amended Agreement related to that Shareholder incurred prior to 30 September 1997 including, but not limited to, all professional fees, costs or any taxes or fees levied on or in respect of the transactions contemplated hereunder, however designated and whenever or wherever levied, including by way of example but not limited to ad valorem, sales, excise, purchase or use taxes, stock transfer, mortgage registration, deed recording or other property transfer fees, but not including income taxes of any kind. Thereafter, all such expenses will be borne by Ets. Brancher except as the expenses relate to a capital reduction of Ets.
Brancher will be borne by Brancher.

         SECTION 3.6.      RESTRICTION ON THE SALE OF SHARES OF COMPANY STOCK

         The Shareholders each agree that neither shall sell shares of Ets. Brancher Company Stock except as specifically provided for in this Amended Agreement except as each may transfer ownership to other affiliates of Brancher or Lennox.

         SECTION 3.7. FINDING OF AN UNLAWFUL STOCK PRICE FOR THE SALE OF SHARES OF COMPANY STOCK

         In the event that a determination by any court of competent jurisdiction that the Stock Price or Ets. Brancher Company Stock Price defined in this Amended Agreement is null and void, the Shareholders agree that a new Stock Price or Company Stock Price will be determined by an expert appointed by the Commercial Court in France.

IV.      FUTURE CAPITAL CONTRIBUTIONS

         SECTION 4.1.      FUTURE CAPITAL CONTRIBUTIONS

         Contributions of capital to Ets. Brancher that have not been anticipated at the date of this Amended Agreement, and therefore not scheduled, shall be made by the Shareholders as follows:

                  A. FUTURE CAPITAL CALLS. The Parties acknowledge and agree that it is anticipated, assuming satisfactory business performance, that Ets. Brancher may expand its operations in a manner and at a time to be determined by the Committee (as defined below), and



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

additional capital contributions may be required for the expansion of Ets. Brancher. The Parties hereby agree that the Committee may evaluate the circumstances of the Ets. Brancher Company and approve a proposal for a capital contribution from the Shareholders. If the Committee fails to agree on the necessity of such a capital contribution, it shall constitute a dispute under the terms of Section 7.1. and shall be resolved under such terms. Further, should any Shareholder not make any contribution approved by the Committee and the Parties, within twenty (20) days of the date of the formal decision, the other Shareholder, at its sole discretion, shall have the option to pay the Expansion Capital Contribution of the nonpaying Shareholder; provided, the Shareholder contributing additional capital shall be entitled to additional shares of Company Stock of the requesting company sufficient such that the percentage of ownership of stock of the requesting company held by such Shareholder shall equal the percentage that the total capital contributions made by such Shareholder to such company bears to the sum of the then applicable Net Book Value of Ets. Brancher and such total capital contributions. It is further agreed that all further capital increases will be based on the Ets. Brancher Stock Price defined in Section 3.3.B(i). In the event Jean-Jacques Brancher elects not to make any approved capital contribution and his contribution is offered by Lennox as provided above which would cause the ownership of Jean-Jacques Brancher in the Venture Company to fall below Twenty Five Percent (25%), the Parties agree that Jean- Jacques Brancher may also elect to sell the balance of his shares in the Ets. Brancher Company to Lennox as provided for in
Section 3.3.D(ii). It is further agreed that Lennox may utilize any other means of financing in Ets. Brancher or pursue the business venture sought to be financed by the capital contribution outside the Venture notwithstanding the terms of this Amended Agreement under Section 2.2.C, without limitation.

                  B. SPECIAL CAPITAL CALLS. If Ets. Brancher, for any period of time greater than thirty (30) consecutive days, shall experience a cash deficit sufficient to place the continued operations of Ets. Brancher in jeopardy, then the management of the Ets. Brancher Company shall immediately notify the Committee and request that it immediately take any and all steps necessary to cure the cash deficit. Within ten (10) days of receiving such a request, the Committee, at its sole discretion, may elect to: (i) attempt to arrange for an emergency loan to the company, such loan to be made by any lender acceptable to the Committee (including either or both Shareholders) upon such terms as the Committee in its sole discretion shall approve; (ii) propose a Special Capital Call upon the Shareholders in an amount sufficient to cure the cash deficit; or
(iii) decline to act on the request. If the Committee for any reason shall not elect one of the actions specified above within ten (10) days of the receipt of such request, it shall give rise to a dispute and the remedies available under
Section 7.1. Further, should any Shareholder not make any contribution approved by the Committee and the Parties, within twenty (20) days of the date of the formal decision, the other Shareholder, at its sole discretion, shall have the option to pay the capital contribution of the nonpaying Shareholder; provided, the Shareholder contributing additional capital shall be entitled to additional shares of Company Stock of Ets. Brancher sufficient such that the percentage of ownership of stock of Ets. Brancher held by such Shareholder shall equal the percentage that the total capital contributions made by such Shareholder to Ets. Brancher bears to the Ets. Brancher Company Value as described in Section 3.3.A(i) and such total capital contributions. It is further agreed that



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

all further capital increases will be based on the Ets. Brancher Stock Price defined in Section 3.3.B(i).

         SECTION 4.2.      RETURN OF PAYMENTS OF CAPITAL

         In the event either Shareholder shall make a capital contribution to Ets. Brancher which fails to be completed as specified by the Board of Directors of such company, that Shareholder shall be entitled to a return of such contribution as provided by the applicable law.

         SECTION 4.3.      RETURN OR WITHDRAWAL OF CAPITAL

         To the extent allowed by the applicable laws, the Shareholders agree that no capital shall be returned to any Shareholder unless agreed upon by the Parties.

V.       MANAGEMENT AND STAFF

         SECTION 5.1.      NEW COMPANIES STAFF

                  A. JOINT OWNERSHIP PHASE. For so long as Ets. Brancher is jointly owned, its activities shall be conducted by the personnel serving as its officers or in key positions selected from time to time by the Committee. It is understood and agreed that if the Committee selects a President Director General of Ets. Brancher over the formal objection of Jean-Jacques Brancher, the selection by the Committee shall be suspended for fourteen (14) days to allow Jean-Jacques Brancher the opportunity to present reasons for such objection to the Chief Executive Officer of Lennox. The Chief Executive Officer may either overrule the selection of the Committee or sustain its selection with reasons provided for the decision. In the event Jean-Jacques Brancher continues to object to the selection, he shall have all of the remedies otherwise available under the terms of this Amended Agreement. The staff of any company may include employees of either Shareholder who may be temporarily or permanently assigned to any one of Ets. Brancher. The Committee may decide that any such employee shall be made available for such period of time as to meet the needs of the company. For administrative convenience, the Committee may, at its discretion, request that payroll, benefit and related employment matters with respect to Ets. Brancher staff be handled through the respective Shareholder for those employees selected from that Shareholder. Upon such request, such payroll, benefits and related employment matters shall be handled by such Shareholder pursuant to a general services agreement to be entered into between Ets. Brancher and such Shareholder. The duties of the staff for Ets. Brancher shall be defined by the Committee.

                  B. PHASE OF SOLE OWNERSHIP BY LENNOX. In the event Lennox assumes sole ownership of Ets. Brancher, the respective Boards of Directors of Ets. Brancher shall solely determine staffing Ets. Brancher.

         SECTION 5.2.      VENTURE COMPANY PLANNING AND OPERATING COMMITTEE

                  A. NATURE, FUNCTIONS AND PROCEDURES OF COMMITTEES. The Shareholders agree that the existing Committee may continue or a new Committee or Committees established for Ets. Brancher or its subsidiary companies to perform such functions, using such procedures as the Shareholders' may from time to time elect. The nature of the Committee or Committee's, its functions and procedures will be decided by the Shareholders by majority vote

                  B. THE APPLICATION OF COMMITTEE DECISIONS TO ETS. BRANCHER OR THE NEW COMPANIES. The Parties acknowledge and agree that each will participate, either directly or indirectly through its authorized representatives on the Boards of Directors or as officers of or in other capacities with Ets. Brancher or the New Companies. The Parties further agree that, limited only by obligations imposed on such Party by Law, each Party in that capacity shall act consistent with the decisions of the Committee as those decisions apply to the operations and Policies of Ets.
Brancher or the New Companies.

         SECTION 5.3.      BOARDS OF DIRECTORS

                  A. DESIGNATION OF MEMBERS; POWERS OF REVIEW. The Boards of Directors shall consist of: for Ets. Brancher four (4) members, for Friga-Bohn eight (8) members, and for the Boards of HCF ten (10) members, with each Party designating a number of members in its sole discretion equivalent to its percentage of ownership of Ets. Brancher. The Shareholders agree to reduce restructure the membership of the respective Boards to provide the smallest number of members who can be available to attend meetings and respond to the requirements of each company as soon as practical giving due consideration for the expiration of the terms of the existing directors. The Shareholders further agree that so long as Jean-Jacques Brancher shall remain a Shareholder with at least Twenty-Five Percent (25%) interest in Ets. Brancher, he shall be elected a director of Ets. Brancher and its subsidiaries or serve as the representative of a director.

                  B. BOARD MEETINGS; VOTING; ACTION OF THE BOARD. All actions of each Board of Directors shall be taken in accordance with the procedures set forth in the applicable Company Statutes. All provisions in such Company Statutes shall govern notice of the meetings to such Board, quorum requirements, votes and voting, and the conduct of the meetings.

                  C. CURRENT MEMBERS OF THE FRIGA-BOHN BOARD OF DIRECTORS.

         (i)      INDIVIDUAL REPRESENTATIVES:                 Term Ends:
                  Robert Moulin,
                  President Director General                  31-12-1999
                  Ets. Brancher S.A.                          31-12-1999
                          Representative:            Jean-Jacques Brancher
                  M. Roger Stocker                            31-12-1997
                  M. Jean-Jacques Blanchedeau                 31-12-1997

         (ii)     REPRESENTATIVES OF LENNOX:                  Term Ends:

                  Lennox Global Ltd.                          31-12-2001
                          Representative:            John W. Norris, Jr.
                  Heatcraft Inc.                              31-12-2001
                          Representative:            Robert L. Jenkins
                  Heatcraft Technologies Inc.                 31-12-2001
                          Representative:            H.E. (Ed) French
                  Lennox International Inc.                   31-12-2001
                          Representative:            Clyde Wyant

                  D. CURRENT MEMBERS OF THE HCF BOARD OF DIRECTORS:

         (i)      INDIVIDUAL REPRESENTATIVES:                 Term Ends:
                  Jean-Pierre Boutier,
                  President Director General                  31-12-1997
                  Jean-Jacques Brancher                       31-12-1996
                  Ets. Brancher S.A.                          31-12-1996
                          Representative:            Hartmut Schmied
                  M. Roger Stocker                            31-12-1998
                  M. Roland De Vignon                         31-12-1999

         (ii)     REPRESENTATIVES OF LENNOX:                  Term Ends:
                  Lennox International Inc.                   31-12-2001
                          Representative:            Harry J Ashenhurst
                  Lennox Global Ltd.                          31-12-2001
                          Representative:            John W. Norris Jr.
                  Heatcraft Inc.                              31-12-2001
                          Representative:            Clyde Wyant
                  Heatcraft Technologies Inc.                 31-12-2001
                          Representative:            Carl E. Edwards, Jr.
                  Lennox Industries Inc.                      31-12-1998
                          Representative:            Robert L. Jenkins

                  E. MEMBERS OF THE ETS. BRANCHER BOARD OF DIRECTORS.

         (i)      REPRESENTATIVES OF BRANCHER:                Term Ends:

                  Jean-Jacques Brancher                       31-12-2002

         (ii)     REPRESENTATIVES OF LENNOX:                  Term Ends:

                  Robert L. Jenkins                           31-12-2002
                  Lennox Global Ltd.                          31-12-2002
                          Representative:            John W. Norris Jr.
                  Lennox International Inc.                   31-12-2002
                          Representative:            Clyde Wyant

                  F. LENGTH OF SERVICE OF BOARD MEMBERS. Each Board member shall serve until the term of his or her election shall expire unless re-elected by the shareholders at any duly constituted meeting or until such member is removed by the action of the shareholders as provided for on the Company Statutes or applicable law.

                  G. BOARD DUTIES. Each Board shall meet periodically to do those functions specified in the applicable Company Statutes, and such other things as may from time to time be necessary for the conduct of Ets. Brancher or the New Companies' businesses.

                  G. REIMBURSEMENT OF DIRECTORS' EXPENSES. Each company in the New Companies shall reimburse its directors for travel, food and lodging expenses incurred in attending directors' meetings and otherwise in conducting the affairs of the Board.

VI.      TERM, TERMINATION AND PHASE OUT

         SECTION 6.1.      TERM

         The term of this Amended Agreement shall be for as long as any of the Parties remain shareholders or their respective successors or assigns own stock in Ets. Brancher. Sections 6.3. and 13.5. shall survive termination of this Amended Agreement.

         SECTION 6.2.      TERMINATION

         A. NORMAL TERMINATION. Upon completion of the purchase by Lennox of all remaining interests of Brancher in Ets. Brancher, this Amended Agreement shall be deemed terminated. It is expressly understood and agreed that such purchase may be completed through the exercise by Jean- Jacques Brancher of his option to accelerate the purchase as provided under Section 3.3.D(ii). Brancher shall provide written notice to Lennox as provided under Section 6.2.E(i).

                  B. TERMINATION BY THE DEATH OF JEAN-JACQUES BRANCHER. Upon the death of Jean-Jacques Brancher, Lennox shall purchase all remaining interest in Ets. Brancher from Brancher as provided under Section 3.3.D(i). Brancher's estate shall provide written notice to Lennox as provided under Section 6.2.E(i).

                  C. TERMINATION BY PURCHASE OR SALE AT BUYOUT PRICE PER SHARE. Upon the occurrence of one (1) or more of the following events, Brancher or Lennox may, at its sole discretion as a terminating Party, by giving notice to the other Party as provided under Section 6.2.E(ii) within thirty (30) days after the occurrence of such event, terminate this Amended Agreement and cause the other Party, at the terminating Party's sole discretion, to either: (A) sell all of such other Party's shares in Ets. Brancher to the terminating Party, or (B) to purchase all of the shares in Ets. Brancher held by the terminating Party:

                           (i) breach of this Amended Agreement by the other
                  Party; provided, however, that no Party may terminate this Amended Agreement pursuant to this clause until after the notice and cure provisions set forth in Sections 12.1. and
                  12.2. and the dispute resolution mechanism set forth in
                  Section 7.1. have been exhausted.

                           (ii) either Party shall file or have filed against
                  it, under the laws of the appropriate jurisdiction, declaration of bankruptcy or insolvency or enter into any agreement which acts as an assignment of its assets for the satisfaction of its debts; provided, however, the terminating Party may only purchase the shares of the other Party in accordance with the terms of this Section 6.2.C. unless otherwise permitted under the applicable laws under which such insolvency or bankruptcy event occurs.

                  The price of any shares in Ets. Brancher purchased or sold as provided under this Section 6.2.C. shall be as specified below, and the terms of such purchase and the closing thereof shall be as set forth in Section 6.2.F.

                           (iii) If Lennox is the terminating Party, the
                  purchase price shall be the lesser of Ets. Brancher Stock Price per share determined under Section 3.3.B(i). or a price determined using the minimum Venture Company values under
                  Section 3.3.A(ii) and the sale price shall be the aggregate purchase price paid by Lennox to acquire its interest; or

                           (iv) If Brancher is the terminating Party, the
                  purchase price shall be the aggregate purchase price paid by Lennox to acquire its interest, and the sale price shall be the greater of the Stock Price per share determined under
                  Section 3.3.B(i) or a price determined using the Minimum Company Values under Section 3.3.A(ii).

                  D. TERMINATION BY REASON OF IMPASSE. Upon the occurrence of a dispute between the Parties which is not resolved by use of the procedures for dispute resolution set forth below in Section 7.1., the Dispute Committee shall be asked to propose a solution to the dispute. If the Dispute Committee is unable to agree on such a solution, each Party shall appoint a representative, which representative shall appoint a third representative to propose a solution. All such representatives shall not be members of the Committee or involved in any way with Ets. Brancher. Any Party may, at its sole discretion, reject the proposed solution by giving notice to the other Party as provided under Section 6.2.E(iii). In this event the dissenting Party shall sell its remaining interests in Ets. Brancher to the other Party at the then applicable Stock Price and the terms of such purchase and the closing thereof shall be as set forth in
Section 6.2.F.

                  E. NOTICES.

                          (i) Notice of Termination under Sections 6.2.A. and
                  6.2.B. Any notice of termination by Brancher or his estate shall be given to Lennox in writing. Such notice shall state that the Amended Agreement is terminated by reason of Brancher's death or exercise of the option to accelerate the purchase of the remaining shares of Brancher by Lennox in accordance with Section 6.2.A. or 6.2.B. Lennox shall complete the purchase within ninety (90) days after receipt of such written notice, which period will be automatically extended to the extent necessary to comply with any requirements for completing such purchase.

                           (ii) Notice of Section 6.2.C. Termination and Buyout.
                  Any notice of termination of this Amended Agreement and purchase or sale of shares of Ets. Brancher under the provisions of Section 6.2.C. shall be given by the terminating Party to the other Party in writing within thirty (30) days of the event causing such termination. Such notice shall clearly state that the Amended Agreement is being terminated under
                  Section 6.2.C., the reason for such termination and that the terminating Party thereby elects to sell its interest or to purchase the other Party's interest, as the case may be, in Ets. Brancher. A binding contract shall exist between the Parties as to the termination and buyout as provided herein upon the receipt of such notice.

                           (iii) Notice of Section 6.2.D. Termination. Any
                  notice of termination of this Amended Agreement under the provisions of Section 6.2.D., shall be given by the terminating Party to the other Party in writing. Such notice shall clearly state that the Amended Agreement is being terminated under Section 6.2.D., the reason for such termination being the existence of a dispute which, after exhaustion of the dispute resolution procedures in Section 7.1., has failed to be resolved and that the terminating Party, having reject the proposed solution of the dispute, thereby elects to terminate the Amended Agreement under
                  Section 6.2.D.

                  F. TERMS OF PURCHASE AND CLOSING OF SECTION 6.2.C. OR SECTION 6.2.D. The terms of any purchase or sale under Section 6.2.C. or Section 6.2.D. shall be as follows:

                           (i) There shall be a closing of any transfer of
                  shares in Ets. Brancher no later than thirty (30) days following the notice given under Section 6.2.E(ii) or Section
                  6.2. E(iii).

                           (ii) The purchase price specified in Section 6.2.C.
                  or Section 6.2.D. shall be paid in full to the selling Party at the closing.

                           (iii) The purchasing Party shall provide a
                  representation and warranty to the selling Party that the shares of Ets. Brancher are being purchased for investment purposes only and not with a view toward the offer, sale or other distribution thereof without being in compliance with Applicable Law.

                           (iv) The selling Party shall provide the following
                  representations and warranties:

                                    (A) It has good and marketable title to the
                  shares of Ets. Brancher being transferred, free and clear of all liens and encumbrances;

                                    (B) It has taken all steps and complied with
                  all corporate formalities required to transfer the shares of Ets. Brancher to the purchasing Party; and

                                    (C) It is legally empowered to transfer the
                  shares of Ets. Brancher to the purchasing Party.

         SECTION 6.3.      PHASE OUT OF TECHNOLOGY AND PRODUCTS.

         In the event the selling Party has a material requirement for the use of the technology and/or products of the Company existing at the time of termination hereunder (other than a termination under Section 6.2.A. or 6.2.B.), the Parties shall arrange and agree upon the phase out of such use to be completed within one (1) year of the termination of this Amended Agreement.

VII.     DISPUTE RESOLUTION

         SECTION 7.1.      DISPUTE RESOLUTION MECHANISM

         Every dispute whatsoever that may arise between the Parties or their nominees, designees or other representatives with respect to the subject matter of this Amended Agreement shall be submitted for resolution as provided in this
Section 7.1.

                  A. DISPUTE AMONG THE PARTIES; REFERRAL TO COMMITTEE. Any dispute arising with respect to the operation of the Venture or execution, application or interpretation of this Amended Agreement as it relates to any specific company in the Company shall be referred to the Committee for review and resolution. The Committee in good faith shall strive to resolve any dispute that may arise among the Parties as to any matter that is within the scope of its authority. If, however, the Committee shall fail for any reason to resolve, to the mutual satisfaction of the Brancher nominees and the Lennox nominees who serve on the Committee, any disputed matter, then the dissatisfied members of the Committee shall notify the Chairman of the Committee in writing that if such matter is not resolved in a satisfactory manner within thirty (30) days of such notice, then the Chairman of the Committee shall refer such matter to the Dispute Resolution Committee (referred to as the "Dispute Committee" in this Amended Agreement and shall consist of the Chief Executive or Chief Operating Officers of Brancher and Lennox) and request that the Dispute Committee immediately call a special meeting to resolve such disputed matter. If, for any reason, the Chairman of the Committee shall fail to refer such disputed matter to the Dispute

Committee and request a special meeting of the Committee to resolve such matter as required hereunder, then any Party shall have the right to call such meeting of the Dispute Committee.

                  B. REFERRAL TO DISPUTE COMMITTEE; MEDIATION. The Parties, through the Dispute Committee, in good faith shall strive to resolve any dispute that may arise between them as to any matter arising from or in any way connected with the Venture, or that is related to or otherwise connected with the subject matter of this Amended Agreement. If, however, the Dispute Committee shall fail to resolve any matter in dispute (including any matter referred to the Dispute Committee by the Chairman of the Committee) within sixty (60) days of its first meeting to consider the matter, then at the request of either or both Parties, the dispute shall be submitted for resolution depending on the nature of the dispute as described in Section 7.1.C. below.

                  C. FAILURE OF DISPUTE RESOLUTION; REMAINING REMEDIES. If the Dispute Resolution Committee shall fail to produce a resolution of the dispute within sixty (60) days of the commencement thereof, then, and only then, the Parties shall:

                           (i) For any dispute not involving a claim of the
                  breach of any term of this Amended Agreement, resolve such dispute in accordance with Section 6.2.D., no later than thirty (30) days following the notice of a failure to resolve such dispute by any Party.

                           (ii) For any dispute involving a claim of the breach
                  of any term of this Amended Agreement, the dispute shall be submitted for resolution under the International Chamber of Commerce Rules for arbitration in a location agreed to by the Parties or failing agreement, The Hague of the Netherlands. The result of such arbitration shall be binding on the parties and enforceable by application to a court of competent jurisdiction.

VIII.    REPRESENTATIONS AND WARRANTIES

         SECTION 8.1.      REPRESENTATIONS OF BRANCHER.

         Brancher hereby represents and warrants that to the best of its knowledge and belief all representations and warranties made in the Original Agreement remain true and accurate and with respect this Amended Agreement, it hereby represents and warrants as to the Venture Company:

                  A. DUE INCORPORATION, GOOD STANDING, POWER AND AUTHORITY. The Venture Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, with all necessary corporate power and authority to carry on its business as now being conducted and to own, operate and lease all properties owned, operated or leased by it, and is duly qualified to do business in all jurisdictions where such qualification is required, except where the failure to be so qualified will not result in a Material Adverse Effect.

Brancher has delivered to Lennox true, correct and complete copies of the Company Statutes of the Venture Company;

                  B. AUTHORIZATION OF AMENDED AGREEMENT. Brancher has taken all corporate action required or necessary for the authorization, execution, delivery and performance of this Amended Agreement and has full corporate power to enter into this Amended Agreement and to carry out its obligations hereunder, and the execution and delivery by Brancher of this Amended Agreement and the performance by Brancher of its obligations hereunder have been duly authorized by all necessary corporate action of Brancher. This Amended Agreement has been duly executed and delivered by Brancher and constitutes a valid and legally binding obligation of Brancher enforceable against Brancher in accordance with its terms (subject only to the limitations to enforceability that might result from bankruptcy, insolvency or other similar laws affecting creditors' rights generally). No actions or proceedings to dissolve Brancher or the Venture Company is pending.

                  C. FINANCIAL STATEMENTS. Brancher has delivered or will deliver as soon as available to Lennox, true, complete and correct copies of (i) the unaudited Balance Sheet of the Venture Company at June 30, 1997 (the "Latest Balance Sheet") and the related Statements of Operating Income, and the notes and schedules thereto, and (ii) the audited Balance Sheet of the Venture Company at December 31, 1996 and the related Statements of Operating Income for the year then ended, and the notes and schedules thereto (collectively, the Financial Statements"). The Venture Company Financial Statements have been prepared from the Venture Company's books and records in accordance with the Venture Company's accounting practices applied on a basis consistent with preceding years throughout the period involved. The Venture Company Financial Statements present fairly the Venture Company's financial condition at the respective dates thereof and their results of operations for the periods then ended. Brancher further agrees to provide any updates to such statement, including final 1997 audited Financial Statements, as soon as such statements become available.

                  D. CAPITALIZATION. The authorized capital stock of the Venture Company consists of the number of shares of common stock, of the indicated par value as set forth on Schedule 8.1.E. All outstanding shares of capital stock of the Venture Company--have been validly issued and are fully paid and nonassessable. No shares of capital stock of the Venture Company have been issued in violation of preemptive or similar rights, and there are no outstanding or contingent rights to acquire any of the capital stock of the Venture Company (whether or not outstanding), and no outstanding agreements or other arrangements by which the Venture Company is or may be bound to repurchase or otherwise acquire any shares of their capital stock have not been disclosed to Lennox.
                  E. TITLE TO SHARES. Brancher has, and at Closing Lennox will acquire, good and marketable title to the designated percentages, which may be less than One Hundred Percent (100%), of all of the authorized and issued shares of Company Stock of the Venture Company, HCF, Friga-Bohn, Frinotec S.A. and other related companies, free and clear of all Encumbrances except as listed on
Schedule 8.1.E.

                  F. ASSETS AND PROPERTIES.

                     (i) Real Property. Lennox has been supplied a complete listing of all Real Properties, owned by the Venture Company. Those Real Properties will be owned by the Venture Company except as described on Schedule 8.1.F.

                     (ii) Personal Property. Except as set forth on Schedule 8.1.F. and except for Inventory and supplies disposed of or consumed and accounts receivables collected or written off and cash utilized, all in the ordinary course of business consistent with the past practices, the Venture Company owns all of its Inventory, equipment and other personal property (both tangible and intangible) reflected on the Latest Balance Sheet, free and clear of all Encumbrances.

                     (iii) Condition of Property. Except as set forth on
         Schedule 8.1.F., the Real Property and tangible personal property owned or leased by the Venture Company is in good operating condition and repair, ordinary wear and tear excepted; and the Venture Company has no knowledge of any condition or defect, not disclosed herein of the Real Property or such personal property that would materially affect its fair market values or otherwise have a Material Adverse Effect on the Venture Company or its operation.

                     (iv) Title to Properties. The Venture Company has good and indefeasible title to all properties (real, personal, tangible and intangible) it owns, as set forth in the Latest Balance Sheet, other than those sold or otherwise disposed of in the ordinary course of business, free and clear of all Encumbrances, except (a) as disclosed on Schedule 8.1.F, (b) as set forth in the Latest Balance Sheet as securing specific liabilities, (c) the Permitted Encumbrances, and (d) imperfections of title that are not substantial in character, amount or extent and do not materially detract from the value of the properties subject thereto.

                     (v) Utilities. To the best knowledge of the Venture Company , all utilities (water, sewer, gas, electricity, telephones, etc.) are available to its property to adequately service such property.

                     (vi) Compliance. To the best of knowledge of Venture Company, the continued ownership, operation, use, and occupancy of the Real Property, as currently operated, used or occupied, will not violate any zoning, building, health, flood control, fire or other law, ordinance or regulation or any restrictive covenant, except as set forth on Schedule 8.1.F or otherwise reported to Lennox

                  G. LEASES. Lennox has been provided a complete list of all real properties leased by the Venture Company which is used or required for use in the businesses of the New Companies. Except as specified on Schedule 8.1.G., all rights to such properties shall be retained by the Venture Company. The lessee under each such lease has been in peaceable possession (or remedied any claims relating thereto) of the Real Property, buildings, machinery, equipment, vehicles or other tangible property or assets covered thereby since the commencement of the original term of such lease and such lessee is not in material default thereunder except as described in Schedule 8.1.G. hereof. There are no liens on the assets of the Venture Company except as set forth on Schedule 8.1.G.

                  H. INTELLECTUAL PROPERTY. Lennox has been provided a complete list of all Intellectual Property that is material to the conduct of the businesses of the Venture Company as currently being conducted and owned by the Venture Company or which it is licensed to use. The listed Intellectual Property constitutes all Intellectual Property necessary for the conduct of the businesses of the Venture Company as currently conducted and all rights to such Intellectual Property remain in the Venture Company except as set forth on
Schedule 8.1.H. To the best knowledge of Brancher, there are no Proceedings pending or threatened in writing against the Venture Company asserting that the use by the Venture Company of any of such Intellectual Property infringes in any material respect the rights of any other person or seeking revocation, termination, or concurrent use of any of such Intellectual Property. To the best knowledge of Brancher, none of such Intellectual Property is being infringed upon by any other person.

                  I. LEGAL PROCEEDINGS. Lennox has been provided a complete listing of all pending and, to the best knowledge of Brancher, threatened in writing, Proceedings involving the Venture Company or any of their properties in which the damages sought to be imposed exceed Five Hundred Thousand Ffs (500,000Ffs) in any one case or which, individually or in the aggregate, might result in any Material Adverse Effect. There are no Proceedings pending or, to the best knowledge of Brancher, threatened in writing, seeking to restrain, prohibit or obtain damages or other relief in connection with this Amended Agreement or the consummation of the transactions contemplated herein except as set forth on Schedule 8.1.I.

                  J. GOVERNMENTAL CONSENTS, COMPLIANCE WITH LAW. Except for the approvals of Governmental Entities disclosed in Schedule 8.1.J., to the best knowledge of Brancher, there is no requirement applicable to Brancher to make any filing with, or to obtain any permit, authorization, consent or approval of, any Governmental Entity as a condition to the lawful consummation by Brancher of the transactions contemplated by this Amended Agreement.

                  K. INVENTORY. All Inventory (including raw materials, work-in-progress and finished goods) and related supplies reflected on the Brancher Latest Balance Sheet or thereafter acquired and not disposed of in the ordinary course of business is usable and salable in the ordinary course of business of the Venture Company.

                  L. CONTRACTS AND AGREEMENTS. Lennox has been provided a complete listing list of all material contracts or other agreements with a value greater than Five Hundred Thousand Ffs (500,000Ffs) (other than those listed on any other Schedule referred to in this Article), relating to the businesses of the Venture Company to which the Venture Company is a party or by which the Venture Company is bound, and Brancher has furnished or shall furnish prior to the Closing Date to Lennox complete and correct copies of all such contracts or other agreements, including all amendments as of the date hereof. The Venture Company is not in default in any material respect, and no written notice of alleged default has been received by the Venture Company under any of these agreements, and, to the best of Brancher's knowledge, no other party thereto is in default or alleged in writing to be in default in any material respect other than defaults as to which requisite waivers or consents have been obtained and defaults which in the aggregate would not have a Material Adverse Effect except as set forth on the attached Schedule 8.1.L. Brancher makes no representations about the possibility or likelihood of renewal or extension of any such contract or other agreement unless otherwise noted on Schedule 8.1.L.

                  M. COMPLIANCE WITH LAW. To the best of Brancher's knowledge, the Venture Company is not in violation of (i) any applicable judgment, order, injunction, award or decree relating to the operation of its businesses or (ii) any Applicable Law except in the case of (i) and (ii) for such violation individually or in the aggregate which would not have a Material Adverse Effect.

                  N. PERMITS. Lennox has been provided a complete listing of all Permits which are material to or necessary in the conduct of the businesses of the Venture Company as they are currently being conducted. The Venture Company has conducted its businesses and operations substantially in accordance with the conditions and provisions of the Permits except for noncompliance as to which it has received requisite waivers or consents or which does not have a Material Adverse Effect except as set forth on Schedule 8.1.N. hereto. There is no other Permit the absence of which would have a Material Adverse Effect on the Venture Company's ability to carry on its businesses and operations. Except as set forth on Schedule 8.1.N.: (i) all such Permits are in full force and effect, (ii) no violations are known to Brancher or have been recorded (which have not been remedied) in respect of any such Permit, and (iii) no Proceeding is pending or threatened in writing to revoke or limit any such Permit.

                  O. NO CONFLICT WITH OTHER AGREEMENTS. Neither the execution nor delivery of this Amended Agreement, nor the consummation of the transactions contemplated hereunder, nor the fulfillment of or compliance with the terms and conditions hereof will conflict with the Company Statutes of the Venture Company, or will result in a breach of, or constitute a conflict or default under, any material contract, agreement or instrument to which it is a party or by which it or its assets or personnel are bound; and

                  P. ABSENCE OF CERTAIN EVENTS. Other than those events disclosed to Lennox, there has not been:

                  (i) Any Material Adverse Effect on the Venture Company or the assets and properties described in Section 8.1.F. which has not been disclosed to Lennox;

                  (ii) Any purchase, sale or transfer of assets in anticipation of this Amended Agreement, or which would contravene the intent of this Amended Agreement other than those necessary to complete the Restructure and this Amended Agreements;

                           (iii) Any illegal payment by the Venture Company and the Brancher Companies to foreign or domestic governmental or quasi-governmental officials, or payments to customers or suppliers for rebating of charges, or other reciprocal practices, in connection with the conduct of their businesses, other than normal price reductions allowed to customers in the ordinary course of business; or

                           (iv) Any damage, destruction or loss (whether or not covered by insurance) which has or would have a Material Adverse Effect on the Venture Company or the Brancher Companies.

                  Q. EMPLOYEES. Lennox has been provided a complete list of the collective bargaining agreements applicable to the facilities of the Venture Company, as well as, a list of all employment agreements between any employee and the Venture Company and the names and total compensation of all salaried employees who are employed by the Venture Company who have an annual salary in excess of Four Hundred Thousand Ffs (400,000Ffs). Except as set forth on
Schedule 8.1.Q, there are no strikes, slow-downs, disputes, litigation, agency or other actions pending or threatened which are believed to be in excess of One Hundred Thousand Ffs (100,000Ffs) in liability or considered adverse to the operations of the Venture Company.

                  R. EMPLOYEE BENEFIT PLANS. Lennox has been provided a complete list of all of the pension, profit sharing, thrift, deferred compensation, bonus, incentive, stock purchase, severance, hospitalization, insurance or other similar plans, agreements or arrangements, which are maintained by or contributed to by the Venture Company for its employees. All obligations of the Venture Company to contribute to such plans on behalf of the employees employed for calendar years prior to 1997 have been paid, and all obligations of the Venture Company to contribute to such plans on behalf of such employees for the period beginning January 1, 1997 and ending on the Closing Date will be paid by the Venture Company except as listed on Schedule 8.1.R. The Venture Company has not incurred any liability under these plans or the laws governing them arising in connection with the termination of, or complete or partial withdrawal from, any plan covered or previously covered by Applicable Laws, and the Venture Company has paid and discharged when due all obligations and liabilities arising under Applicable Laws with respect to all employee benefit plans of a character which, if unpaid or unperformed might result in the imposition of a lien against any of the assets of the Venture Company. All employee benefit plans of the Venture Company (the "Brancher Plans") have been and are being maintained in compliance with each of their terms and with the requirements prescribed by any and all Applicable Laws. Brancher has furnished to Lennox a copy of the Brancher Plans and related documents, where applicable, and all amendments thereto and written interpretations thereof together with the any reports prepared in connection with the Brancher Plans. There are not now, nor have there been, any transactions with respect to the Plans which could result in material liability on the part of the Venture Company under Applicable Laws except as listed on
Schedule 8.1.R. There are no threatened or pending claims by or on behalf of the Brancher Plans or by any employee participating therein alleging a breach of fiduciary duties or violations of Applicable Laws with respect to the Brancher Plans which could result in material liability on the part of the Venture Company or the Brancher Plans under Applicable Laws except as listed on Schedule 8.1.R.

                  S. INSURANCE. Lennox has been provided a true and complete list of all policies of fire, liability, casualty, life and all other forms of insurance owned or held by the Venture Company with a value in excess of Five Hundred Thousand Ffs (500,000Ffs). Such policies will remain in full effect subject to its term and not be altered as a result of this Amended Agreement except as Set forth on Schedule 8.1.S.

                  T. TAXES. The Venture Company has filed all necessary tax reports or returns required to be filed and have either discharged or adequately provided for the discharge of all taxes, costs, expenses, charges and debts of every kind and character, except those taxes, costs, expenses, charges and debts which are being protested in good faith by the Venture Company which are set forth on Schedule 8.1.T.

         SECTION 8.2.      REPRESENTATIONS OF LENNOX.

         Lennox hereby represents and warrants that to the best of its knowledge and belief all representations and warranties made in the Original Agreement remain true and accurate and with respect this Amended Agreement, it hereby represents and warrants:

                  A. DUE INCORPORATION, GOOD STANDING, POWER AND AUTHORITY. Lennox is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, United States of America.

                  B. AUTHORIZATION OF AMENDED AGREEMENT. Lennox has taken all corporate action required or necessary for the authorization, execution, delivery and performance of this Amended Agreement and has full corporate power to enter into this Amended Agreement and to carry out its obligations hereunder, and the execution and delivery by Lennox of this Amended Agreement and the performance by Lennox of its obligations hereunder have been duly authorized by all necessary corporate action of Lennox. This Amended Agreement has been duly executed and delivered by Lennox constitutes a valid and legally binding obligation of Lennox, enforceable against it in accordance with its terms (subject only to the limitations to enforceability that might result from bankruptcy, insolvency or other similar laws affecting creditors' rights generally). No actions or proceedings to dissolve Lennox or Lennox U.K. are pending or will be undertaken between now and the Transfer Date.

                  C. FINANCIAL STATEMENTS. Lennox has delivered to Brancher true, complete and correct copies of (i) the unaudited Balance Sheet of Lennox U.K. and Lennox International Inc. at July 31, 1997 and the related Statements of Operating Income for the year then ended, and the notes and schedules thereto, and (ii) the audited Balance Sheet of Lennox U.K. and Lennox International Inc. at December 31, 1996 (the "Latest Balance Sheet") and the related Statements of Operating Income for the year then ended, and the notes and schedules thereto (collectively, the "Lennox U.K. and Lennox International Inc. Financial Statements"). The Lennox U.K. and Lennox International Inc. Financial

Statements have been prepared from Lennox U.K. and Lennox International Inc. books and records in accordance with Lennox U.K. and Lennox International Inc. accounting practices applied on a basis consistent with preceding years throughout the period involved. The Lennox U.K. and Lennox International Inc. Financial Statements present fairly Lennox U.K. and Lennox International Inc.'s financial condition at the respective dates thereof and their results of operations for the periods then ended.

                  D. NO CONFLICT WITH OTHER AGREEMENTS. Neither the execution nor delivery of this Amended Agreement, nor the consummation of the transactions contemplated hereunder, nor the fulfillment of or compliance with the terms and conditions hereof will conflict with the Company Statutes of Lennox or Lennox U.K. and Lennox International Inc., or will result in a breach of, or constitute a conflict or default under, any material contract, agreement or instrument to which either of them is a party or by which either of them or any of their assets or personnel are bound.

                  E. GOVERNMENTAL CONSENTS, COMPLIANCE WITH LAW. Except for the approvals of Governmental Entities disclosed in writing to Brancher, to the best knowledge of Lennox, there is no requirement applicable to Lennox to make any filing with, or to obtain any permit, authorization, consent or approval of, any Governmental Entity as a condition to the lawful consummation by Lennox of the transactions contemplated by this Amended Agreement. The execution, delivery or performance by Lennox of this Amended Agreement will not violate any Applicable Law to which Lennox is subject.

                  F. INVESTMENT INTENT. Lennox is acquiring the shares of the Venture Company solely for investment purposes and not with a view to the distribution thereof.

IX.      CLOSING AND CONDITIONS PRECEDENT

         SECTION 9.1.      CERTAIN PARTY ACTIONS TO BE COMPLETED PRIOR TO
                           CLOSING

                  A. COMPLETION OF DUE DILIGENCE BY THE PARTIES. Prior to the Closing, the Parties shall have completed or caused to be completed, where required, such due diligence as deemed necessary or desirable by either Party, including, without limitation:

                           (i) review of any documents of the Venture Company or Lennox Industries;

                           (ii) conduct of any required surveys of facilities of either Lennox Industries or the Venture Company;

                           (iii) review by agents or consultants of Lennox and Brancher of any documents, materials or facilities; and

                           (iv) any other due diligence actions deemed appropriate by either Party.

                  B. SECURE REQUIRED PERMITS, CERTIFICATES AND LICENSES. Apply or cause either Party to apply, where necessary, prior to Closing, to obtain any and all permits, certificates and licenses required to be obtained from, or the approval or permission of, any and all agencies, instrumentalities, departments, regulatory authorities or political subdivisions of any government with authority to regulate any part or aspect of the businesses of the Venture Company or the transactions contemplated by this Amended Agreement, such that by obtaining said permits, certificates and licenses, the Venture Company legally shall be able to operate the Venture Company and the New Companies facilities and conduct the Venture Company and the New Companies businesses as contemplated hereunder.

         SECTION 9.2.      CLOSING

         The closing of the transactions provided for herein (the "Closing") shall take place in a series of steps at various locations agreed to by the parties, to be completed on or before November 15, 1997 or at such other time as may be mutually agreed by the Parties (the "Closing Date"). At the Closing:

                  A.       DELIVERY BY BRANCHER OF CERTAIN DOCUMENTS.

                           (i)      An signed copy of this Amended Agreement;

                           (ii) Properly signed corporate documents reflecting the transfer of the Company Stock of the Venture Company as provided in this Amended Agreement.

                  B.       DELIVERY BY LENNOX OF CERTAIN DOCUMENTS.

                           An signed copy of this Amended Agreement.

         SECTION 9.3.      CERTAIN PARTY ACTIONS TO BE TAKEN FOLLOWING CLOSING.

         At or immediately following the Closing, Brancher and Lennox shall use their best efforts to:

                  A. SECURE PERMITS, CERTIFICATES AND LICENSES. Where not previously obtained under Section 9.1.C. above, apply or cause either Party to apply, where necessary, to obtain any and all permits, certificates and licenses required to be obtained from, or the approval or permission of, any and all agencies, instrumentalities, departments, regulatory authorities or political subdivisions of any government with authority to regulate any part or aspect of the businesses of the Venture Company and the New Companies or the transactions contemplated by this Amended Agreement, such that by obtaining said permits. certificates and licenses, the Venture Company and the New Companies legally shall be able to operate the Venture Company and the New Companies facilities and conduct the New Companies businesses as contemplated hereunder.

In addition, the Board of Directors of each Party shall adopt in writing such resolutions as may be necessary or advisable to implement the provisions hereof.

         SECTION 9.4.    CONDITIONS PRECEDENT TO BRANCHER'S OBLIGATION TO CLOSE.

         The obligation of Brancher to close is subject to the fulfillment of each of the following conditions at the time of Closing:

                  A. REPRESENTATIONS AND WARRANTIES OF LENNOX. The representations and warranties of Lennox contained in this Amended Agreement shall be true and correct in all material respects;

                  B. FULFILLMENT OF CONDITIONS. Lennox shall have fully executed all agreements and other documents required by this Amended Agreement to be executed and delivered at the Closing, and shall have fulfilled or otherwise complied with all conditions required by this Amended Agreement to be performed or complied with by Lennox at or prior to the Closing;

                  C. ASSURANCE OF PERFORMANCE BY OFFICER'S CERTIFICATE. If requested by Brancher, Lennox shall have furnished to Brancher an officer's certificate stating that:

                           (i) Lennox is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, United States of America;

                           (ii) the execution, delivery and performance of this Amended Agreement by Lennox have been duly authorized by all requisite corporate action;

                           (iii) this Amended Agreement constitutes the valid and binding obligation of Lennox and is enforceable in accordance with its terms (subject only to the provisions of the United States Bankruptcy Code and to limitations on enforceability that might result from bankruptcy, insolvency or other similar laws affecting creditors' rights generally); and

                           (iv) all actions and proceedings required by law or by the provisions of this Amended Agreement do not require any action by the shareholders of Lennox, do not violate any of the provisions of Lennox's Company Statutes, and do not violate any of the provisions of any note of which Lennox is the maker or of any indenture, agreement or other instrument to which Lennox is a party or by which it is bound;

upon the understanding that the foregoing representations shall be made to and for the benefit of Brancher alone; and

                  D. CONSENTS AND APPROVALS. Lennox shall have obtained all consents and approvals from third parties that may be required to consummate and perform this Amended Agreement.

         SECTION 9.5.      CONDITIONS PRECEDENT TO LENNOX OBLIGATION TO CLOSE.

         The obligation of Lennox to close is subject to the fulfillment of each of the following conditions at the time of Closing:

                  A. REPRESENTATIONS AND WARRANTIES OF BRANCHER. The representations and warranties of Brancher contained in this Amended Agreement shall be true and correct in all material respects;

                  B. FULFILLMENT OF CONDITIONS. Brancher shall have fully executed all agreements and other documents required by this Amended Agreement to be executed and delivered at the Closing, and shall have fulfilled or otherwise complied with all conditions required by this Amended Agreement to be performed or complied with by Brancher at or prior to the Closing;

                  C. ASSURANCE OF PERFORMANCE BY PRESIDENT DIRECTOR GENERAL'S CERTIFICATE. If requested by Lennox, Brancher shall have furnished to Lennox an officer's certificate stating that:

                           (i) The Venture Company is a corporation duly organized, validly existing and in good standing under the laws of France;

                           (ii) the execution, delivery and performance of this Amended Agreement by Brancher have been duly authorized by all requisite corporate action;

                           (iii) this Amended Agreement constitutes the valid and binding obligation of Brancher and is enforceable in accordance with its terms (subject only to the limitations on enforceability that might result from bankruptcy, insolvency or other similar laws affecting creditors' rights generally); and

                           (iv) all actions and proceedings required by law or by the provisions of this Amended Agreement do not require any action by the shareholders of Brancher, do not violate any of the provisions of Venture Company's Company Statutes, and do not violate any of the provisions of any note of which Brancher is the maker or of any indenture, agreement or other instrument to which Brancher is a party or by which it is bound;

upon the understanding that the foregoing representations shall be made to and for the benefit of Lennox alone; and

                  D. CONSENTS AND APPROVALS. Brancher shall have obtained all consents and approvals from third parties that may be required to consummate and perform this Amended Agreement.

X.       RESTRICTIONS ON TRANSFER

         SECTION  10.1.    RESTRICTION ON TRANSFER TO THIRD PARTIES

                  No Party may transfer or permit to be transferred any of the Company Stock in Ets. Brancher or the New Companies other than as provided herein.

         SECTION 10.2.     SECURITIES LAW RESTRICTIONS ON TRANSFER

                  No Party shall attempt to transfer or permit to be transferred or consent to any transfer any of the Company Stock in Ets. Brancher and the New Companies where such transfer shall constitute a violation of any Securities Law.

XI.      INDEMNIFICATION AND INSURANCE

         SECTION 11.1.     INDEMNIFICATION OF PARTIES.

                  Each Party hereto agrees to hold the other Party harmless and indemnify such Party from and against any and all claims against the other Party which are due to the actions or failure to act of the indemnifying Party, its officers, directors, employees, agents or assigns; including, without limitation, all damages, costs, and reasonable attorneys fees.

         SECTION 11.2. INDEMNIFICATION OF PRIOR OPERATIONS OF ETS. BRANCHER AND THE NEW COMPANIES.

                  Lennox hereto agrees to hold Brancher harmless and indemnify Brancher, its officers, directors, employees, agents or assigns from and against any and all claims against Brancher; including, without limitation, all damages, costs, and reasonable attorneys fees which arise out of the operations of Lennox Industries prior to the Transfer Date as defined in Exhibit 3.2.A. , other than warranty claims arising in the normal and usual operations of the Lennox Industries.

                  Brancher hereto agrees to hold Lennox harmless and indemnify Lennox, its officers, directors, employees, agents or assigns from and against any and all claims against Lennox; including, without limitation, all damages, costs, and reasonable attorneys fees which arise out of the operations of Ets. Brancher and the Brancher Companies prior to the Closing Date, other than warranty claims arising in the normal and usual operations of Ets. Brancher and the Brancher Companies.

                  The parties agree that the reserves maintained by Ets. Brancher for the employee litigation (Jean Louis Bernard) (when and to the extent such reserves are released and no longer required) and payments made by the Blondell's as required under the terms of the Agreement dated in 1994 to the extent such payments are made to Ets. Brancher will be used for the purpose of satisfying all claims for indemnification against Brancher until such sums are exhausted.

         SECTION 11.3.     INSURANCE.

                  The Venture Company shall purchase and maintain at its expense such policy or policies of insurance with respect to the operations, products and personnel of the Venture Company as may be necessary or appropriate in the judgment of the respective Board of Directors, or as otherwise may be required by law.

XII.     BREACH, NOTICE AND OPPORTUNITY TO CURE

         SECTION 12.1.     NOTICE OF BREACH
If either Party in good faith should conclude that the other Party has committed a breach of this Amended Agreement, the Party so concluding shall notify the other Party that it is in breach hereof.

         SECTION 12.2.     OPPORTUNITY TO CURE

                  Any Party receiving notice under Section 12.1. of this Amended Agreement shall have thirty (30) days to cure its breach, if any, or to begin those steps reasonably necessary to cure and diligently continue such steps and to notify the Party sending such notice that such breach has been cured or the steps to cure have been taken.

         SECTION 12.3.     RESOLUTION OF DISPUTED BREACH

                  Following the cure period specified in Section 12.2., if the notifying Party shall reject the cure or otherwise maintain that an uncured breach of this Amended Agreement exists, then such matter shall be referred to the Chairman of the Dispute Committee by the complaining Party, whereupon, the disputed matter shall be treated as a dispute to be resolved beginning under
Section 7.1., as if the disputed matter had been referred to the Dispute Committee by either of the Parties.

         SECTION 12.4.     REMEDIES

                  Neither Party may pursue any remedy at law for a breach of this Amended Agreement until it first shall have exhausted the dispute resolution mechanism set forth in Section 7.1. Nothing in this Amended Agreement shall preclude or limit the right of any Party at any time or under any circumstances to seek injunctive relief hereunder.

XIII.    GENERAL PROVISIONS

         SECTION 13.1.     ACCURACY OF RECITALS

                  The paragraphs contained in the recitals in this Amended Agreement are incorporated herein by this reference, and the Parties hereto acknowledge the accuracy thereof.

         SECTION 13.2.     AUDIT RIGHTS

                  Each Party at any time may inspect and audit the books and records of any of the Company and the New Companies, either through its own employees or through independent auditors, or both.

         SECTION 13.3.     PUBLIC STATEMENTS

                  Neither Party shall, without the permission of the other, release any public statement describing or in any way relating to the business or operations of any of the Company and the New Companies.

         SECTION 13.4.     WAIVER OF CONSEQUENTIAL DAMAGES

                  The Parties hereby waive any and all claims to incidental or consequential damages arising out of any breach of this Amended Agreement.

         SECTION 13.5.     TREATMENT OF CONFIDENTIAL OR PROPRIETARY INFORMATION

                  Neither Party, nor any of the Company or the New Companies, shall share with any other person any confidential or proprietary information obtained through or for any of the Company and the New Companies, or otherwise use such information to the detriment of either or both Parties or any of the Company or the New Companies.

         SECTION 13.6.     NOTICES

                  All notices, demands and other communications provided for hereunder shall be in writing and shall be mailed, communicated by means of facsimile transmission or delivered (by hand or courier service) to the Parties at their respective addresses set forth below:

                           Brancher:  Ets. Brancher S.A.
                                      Attention: President
                                      11 rue d'Alsace-Lorraine
                                      69500 Bron, France

                                      Telephone:   (33)  472  14  61  14
                                      Fax:         (33)  472  14  61  16

                                      Jean Jacques Brancher
                                      34 Route du Pont de Chene
                                      69340 Francheville, France

                                      Telephone:   (33)  472  16  05  54

                           Lennox:    Lennox Global Ltd.
                                      Attention: President
                                      2100 Lake Park Blvd.
                                      Richardson, Texas 75080
                                      U.S.A.

                                      Telephone:        214-497-6868
                                      Fax:              214-497-5159

or at such other address as the Party desiring to change the address set forth above under its name may direct by written notice to the other Party hereto. All such notices and communications, when mailed by certified mail or sent by courier or fax, shall be effective upon the earlier to occur actual receipt or three (3) business days after deposit in the mail, postage prepaid.

         SECTION 13.7.     FURTHER ASSURANCES

                  The Parties agree to execute such additional agreements and documents, and to take such other actions, as may be necessary to effect the purposes of this Amended Agreement.

         SECTION 13.8.     MODIFICATIONS

                  Any action or agreement by the Parties to modify this Amended Agreement, in whole or in part, shall be binding upon the Parties even though such agreement may lack legal consideration, so long as such modification agreement shall be in writing and shall be executed by both Parties with the same formality with which this Amended Agreement was executed.

         SECTION 13.9.     HEADINGS

                  The headings in this Amended Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Amended Agreement or of any section hereof.

         SECTION 13.10. BINDING EFFECT

                  This Amended Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their respective successors, assigns and legal representatives.

         SECTION 13.11. COUNTERPARTS

                  This Amended Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same Amended Agreement. Each Party may execute this Amended Agreement by signing any such counterpart.

         SECTION 13.12. GOVERNING LAW

                  This Amended Agreement shall be deemed to be a contract made under, and for all purposes shall be construed in accordance with and governed by, the laws of France.

         SECTION 13.13. CONSTRUCTION

                  Wherever possible, this Amended Agreement, and all documents contemplated hereunder, shall be construed and interpreted so as to be effective and valid under Applicable Law. If any provision of this Amended Agreement, or any document contemplated hereunder, for any reason shall be deemed invalid or prohibited under Applicable Law, such provision shall be invalid or prohibited only to the extent of such invalidity or prohibition, which shall not invalidate the remainder of such provision or the remaining provisions of this Amended Agreement.

         SECTION 13.14. DELAY OR PARTIAL EXERCISE NOT WAIVER

                  No failure or delay on the part of any Party to exercise any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by any related document.

         SECTION 13.15. INTERPRETATION

                  As used in this Amended Agreement, any singular noun shall include the plural and any plural the singular, and any reference to one gender shall include the other.

         SECTION 13.16. COMMITMENTS FROM SUBSIDIARIES

                  Each Party shall cause its subsidiaries to act in such a manner as to give effect to the purposes, provisions and obligations of such Party under this Amended Agreement.

         SECTION 13.17. ENTIRE AGREEMENT

                  This Amended Agreement and the Exhibits and Schedules attached or to be attached hereto constitute and express the entire agreement between the Parties with respect to the matters referred to herein. All previous discussions, promises, representations and understandings relative thereto are hereby merged in and superseded by this Amended Agreement; including specifically, the agreement between Ets. Brancher S.A. and Heatcraft Inc. dated November 1, 1990, the Letter of Intent between Lennox Global Ltd. and Ets. Brancher S.A. dated November 16, 1995 and the Venture agreement between the Parties dated 13 May 1996 as amended by the letter agreement dated 13 May 1996 and the amendment dated 24 September 1996. It is further agreed that the Restructure Agreement signed contemporaneously with this Amended Agreement is not superseded and remains independent from this Amended Agreement and of full force and effect.

         SECTION 13.18. WAIVER

                  To be effective, any waiver of any right hereunder shall be in writing and be signed by a duly authorized officer or representative of the Party bound thereby.

         SECTION 13.19. SIGNATORIES DULY AUTHORIZED

                  Each of the signatories to this Amended Agreement represents that he is duly authorized to execute this Amended Agreement on behalf of the Party for which he is signing, and that such signature is sufficient to bind the Party purportedly represented.

         SECTION 13.20. INCORPORATION OF EXHIBITS AND SCHEDULES BY REFERENCE

                  Any reference herein to any Exhibit or Schedule to this Amended Agreement shall incorporate such Exhibit or Schedule herein, as if it were set out in full in the text of this Amended Agreement.

         IN WITNESS WHEREOF, Brancher and Lennox have caused this Amended Agreement to be duly executed and delivered as of the date first written above.


ETS. BRANCHER S.A.                                 LENNOX GLOBAL LTD.
A French Corporation                               A Delaware Corporation


By: /s/Jean-Jacques Brancher                       By: /s/Robert L. Jenkins
   ----------------------------                       --------------------------



JEAN-JACQUES BRANCHER                              LENNOX INTERNATIONAL INC.
                                                   A Delaware Corporation


/s/ Jean-Jacques Brancher                          By: /s/Clyde Wyant
-------------------------------                       --------------------------
Jean-Jacques Brancher                                  Executive Vice President



FIBEL S.A.
A French Corporation



By: /s/Jean-Jacques Brancher
   ----------------------------
         President

                                                                   EXHIBIT 3.2.A

                       CONTRIBUTION OF LENNOX U.K. TO HCF

The following principles will be used to govern the contribution of Lennox U.K. to the New Company:

I.       Lennox U.K., will consist of all the assets of Lennox Industries.

II. The parties will develop an inventory of assets; including, all equipment (at book value); all raw material inventory; all accounts payable; finished goods inventory; all other assets and liabilities; and accounts receivable. The assets will reflect an agreed upon net value of at least Twenty Nine Million Nine Hundred Ninety-Nine Thousand Nine Hundred Seventy Ffs (29,999,970.00Ffs).

III.     The process to be used to complete the transfer is as follows:

         A. All shares of Lennox U.K. will be transferred to HCF or HCF's designated subsidiary on or before 1 January 1998.

         B. Lennox will be responsible for the financial results of the integrated operation for 1997.

V. The share transfer agreement shall consist of the following terms and conditions:

         A. Agreement to Sell and Purchase Shares. Subject to the terms and conditions set forth in this share transfer agreement, the Parties agree that HCF will purchase and Lennox will sell all of the shares of Company Stock of Lennox U.K.

         B. Purchase Price. At the Transfer Date, the Parties agree that HCF will pay or cause to be paid to Lennox the sum of Twenty Nine Million Nine Hundred Ninety-Nine Thousand Nine Hundred Seventy Ffs (29,999,970.00Ffs) as the purchase price for all of the shares of Company Stock Of Lennox U.K.

         C. Delivery of Shares of Lennox U.K. Lennox agrees to deliver to HCF all of the shares of Company Stock of Lennox U.K., which shares represent One Hundred Percent (100%) of the ownership of Lennox U.K., on or before January 1, 1998 or such other date as the parties may agree ("Transfer Date"). Such shares shall be free of any lien, encumbrance or claim except as agreed upon by HCF.

         D. Assets of Lennox U.K. Lennox agrees that the net book value, as provided under normal and usual accounting conventions, shall equal no less than Twenty Nine Million Nine Hundred Ninety-Nine Thousand Nine Hundred Seventy Ffs

                  (29,999,970.00Ffs) on the Date of Transfer. HCF shall have the right to have such book value audited by a third party. If there is a dispute as to the book value, then each party shall appoint an independent third party, which parties shall appoint a third party to constitute a panel (the "Panel") to determine the net book value of Lennox U.K. The Panel shall then determine, by a majority vote, the net book value of Lennox U.K. within thirty (30) days of their appointment. If the net book value is less than Twenty Nine Million Nine Hundred Ninety-Nine Thousand Nine Hundred Seventy Ffs (29,999,970.00Ffs), Lennox agrees to add sufficient assets such that the net book value, as determined by the Panel, shall equal or exceed Twenty Nine Million Nine Hundred Ninety-Nine Thousand Nine Hundred Seventy Ffs (29,999,970.00Ffs). If the net book value exceeds Twenty Nine Million Nine Hundred Ninety-Nine Thousand Nine Hundred Seventy Ffs (29,999,970.00Ffs) then Lennox shall have the option to remove any assets at its election so long as the remaining net book value remains equal to or greater than Twenty Nine Million Nine Hundred Ninety-Nine Thousand Nine Hundred Seventy Ffs (29,999,970.00Ffs).

         E. Representations of Lennox. Lennox hereby represents and warrants that:

                  1. DUE INCORPORATION, GOOD STANDING, POWER AND AUTHORITY. Lennox U.K. is or will, at the Transfer Date, be a corporation duly organized, validly existing and in good standing under the laws of the United Kingdom, with all necessary corporate power and authority to carry on its business as being conducted on the Transfer Date and to own, operate and lease all properties owned, operated or leased by it, and it will, at the Transfer Date, be duly qualified to do business in all jurisdictions where such qualification is required, except where the failure to be so qualified will not result in a Material Adverse Effect. Lennox has delivered or will, at the Transfer Date, deliver to HCF true, correct and complete copies of the current Company Statutes or similar organizational documents of Lennox U.K.

                  2. FINANCIAL STATEMENTS. Lennox agrees to provide HCF, at least monthly or upon its request, unaudited Balance Sheets and the related Statements of Operating Income of Lennox U.K. for its operations from the Closing Date until the Transfer Date. In addition, Lennox agrees to deliver to HCF, as soon as available, true, complete and correct copies of (i) the unaudited Balance Sheet of Lennox U.K. at December 31, 1997. The Lennox U.K. Financial Statements have been prepared from Lennox U.K. books and records in accordance with Lennox U.K. accounting practices applied on a basis consistent with preceding years throughout the period involved. The Lennox U.K. Financial Statements present fairly Lennox U.K. 's financial condition at the respective dates thereof and their results of operations for the periods then ended.

                  3. CAPITALIZATION. The authorized capital stock of Lennox U.K. consists or 470,000 Redeemable Non-Cumulative Preference Shares of 1(pound)each and 15,000 Ordinary Shares of 1(pound)each. All outstanding capital stock of Lennox U.K. has been validly issued and is fully paid and nonassessable. No shares of capital stock of Lennox U.K. will have been issued in violation of preemptive or similar rights, and there will be no outstanding or contingent rights to acquire any of the capital stock of Lennox U.K. (whether or not outstanding), and no outstanding agreements or other arrangements by which Lennox U.K. is or may be bound to repurchase or otherwise acquire any shares of its capital stock.

                  4. TITLE TO SHARES OR PROPERTY. At the Transfer Date, HCF will acquire, good and marketable title to the shares of Company Stock of Lennox U.K. as provided herein, free and clear of all Encumbrances.

                  5.       ASSETS AND PROPERTIES.

                                            (i) Real Property. Lennox agrees to
                                    supply to HCF, on or before the Transfer
                                    Date, a list of all Real Property owned by or leased to Lennox U.K.;

                                            (ii) Personal Property. Except for
                                    Inventory and supplies disposed of or
                                    consumed and accounts receivables collected or written off and cash utilized, all in the ordinary course of business consistent with the past practices of Lennox U.K., Lennox U.K. will own all of its Inventory, equipment and other personal property (both tangible and intangible) reflected on the Latest Balance Sheet as of the Transfer date, free and clear of all Encumbrances.

                                            (iii) Condition of Property. Except
                                    as specifically identified to HCF on or
                                    before the Transfer Date, the Real Property and tangible personal property owned or leased by Lennox U. K. on the Transfer Date will be in good operating condition and repair, ordinary wear and tear excepted; and Lennox U.K. has no knowledge of any condition or defect, not disclosed to HCF, of the Real Property or such personal property that would materially affect its fair market values or otherwise have a Material Adverse Effect on Lennox U.K. or its operations.

                                            (iv) Title to Properties. Lennox U.
                                    K. has or will have as of the Transfer Date, good and indefeasible title to all properties (real, personal, tangible and intangible) it owns other than those sold or otherwise disposed of in the ordinary course of business, free and



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                                    clear of all Encumbrances, except (i) as
                                    disclosed to HCF, (ii) as set forth in the Latest Balance Sheet as securing specific liabilities, (iii) the Permitted Encumbrances, and (iv) imperfections of title that are not substantial in character, amount or extent and do not materially detract from the value of the properties subject thereto.

                                            (v) Utilities. To the best knowledge
                                    of Lennox U.K., all utilities (water, sewer, gas, electricity, telephones, etc.) are or will available to its property to adequately service such property as of the Transfer Date.

                                            (vi) Compliance. To the best
                                    knowledge of Lennox U.K., as of the Transfer date, the continued operation, use or occupancy of the Real Property, as currently operated, used or occupied, will not violate any zoning, building, health, flood control, fire or other law, ordinance or regulation or any restrictive covenant, except as disclosed to HCF prior to the Transfer Date in writing.

                                    6. LEASES. On or before the Transfer date,
                           Lennox will provide to HCF a list of all real properties leased by Lennox U.K. and Lennox U.K. has or will have been in peaceable possession (or remedied any claims relating thereto) of the Real Property, buildings, machinery, equipment, vehicles or other tangible property or assets covered thereby since the commencement of the original term of such lease and is or will not be in material default thereunder as of the Transfer date. There will not be any liens on the assets of Lennox U.K. except as have been identified to HCF in writing on the Transfer Date.

                                    7. INTELLECTUAL PROPERTY. On or before the
                           Transfer date, Lennox will provide to HCF a list of all Intellectual Property that is material to the conduct of the businesses of Lennox U.K. as being conducted on the Transfer Date and owned by Lennox U.K. or which it is licensed to use. The listed Intellectual Property will constitute all Intellectual Property necessary for the conduct of the businesses of Lennox U.K. as being conducted as of the Transfer date. To the best knowledge of Lennox, there are no Proceedings pending or threatened in writing against Lennox U.K. asserting that the use by Lennox U.K. of any of such Intellectual Property infringes in any material respect the rights of any other person or seeking revocation, termination, or concurrent use of any of such Intellectual Property. Nor will such proceeding exist at the Transfer Date without prior written notice to HCF. To the best knowledge of Lennox, none of such Intellectual Property is being infringed upon by any other person.



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



                  8. LEGAL PROCEEDINGS. On or before the Transfer date, Lennox will provide to HCF a list, in writing, of all pending and, to the best knowledge of Lennox, threatened Proceedings involving Lennox U.K. or any of its properties in which the damages sought to be imposed exceed 500,000Ffs in any one case or which, individually or in the aggregate, might result in any Material Adverse Effect on the Transfer Date. There are no Proceedings pending or, to the best knowledge of Lennox, threatened in writing, seeking to restrain, prohibit or obtain damages or other relief in connection with this Amended Agreement or the consummation of the transactions contemplated herein.

                  9. GOVERNMENTAL CONSENTS, COMPLIANCE WITH LAW. Except for the approvals of Governmental Entities disclosed in writing to HCF, to the best knowledge of Lennox, there is no requirement applicable to Lennox or Lennox U.K. to make any filing with, or to obtain any permit, authorization, consent or approval of, any Governmental Entity as a condition to the lawful consummation by Lennox of the transactions contemplated by this share transfer agreement. The execution, delivery or performance by Lennox of this Amended Agreement will not violate any Applicable Law to which Lennox or Lennox U.K. is subject.

                  10. INVENTORY. As of the Transfer Date, all Inventory (including raw materials, work-in progress and finished goods) and related supplies reflected on the Lennox U.K. Latest Balance Sheet or thereafter acquired and not disposed of in the ordinary course of business will be usable and salable in the ordinary course of business of Lennox U.K.

                  11. CONTRACTS AND AGREEMENTS. On or before the Transfer date, Lennox will provide to HCF a list, in writing, of all material contracts or other agreements, relating to the businesses of Lennox U.K. to which Lennox U.K. is a party or by which Lennox U.K. is bound, and Lennox has furnished or shall furnish prior to the Transfer Date to HCF complete and correct copies of all such contracts or other agreements, including all amendments as of the date hereof. Lennox U.K. will not be in default in any material respect, and no written notice of alleged default will have been received by Lennox U.K. under any of these agreements, and, to the best of Lennox' knowledge, no other party thereto is in default or alleged in writing to be in default in any material respect other than defaults as to which requisite waivers or consents have been obtained and defaults which in the aggregate would not have a Material Adverse Effect which have not been identified to HCF, in writing. Lennox makes no representations about the possibility or likelihood of renewal or extension of any such contract or other agreement unless otherwise noted to HCF, in writing.

                  12. COMPLIANCE WITH LAW. To the best of Lennox' knowledge, Lennox U.K. will not, as of the Transfer Date, be in violation of (i) any applicable judgment, order, injunction, award or decree relating to the operation of its businesses or (ii) any Applicable Law except in the case of (i) and (ii) for such violation individually or in the aggregate which would not have a Material Adverse Effect which have not been identified to HCF, in writing.

                  13. PERMITS. On or before the Transfer date, Lennox will provide to HCF a list, in writing of all Permits which are material to or necessary in the conduct of the businesses of Lennox U.K. as they are being conducted as of the Transfer date. Lennox U.K. will have conducted its businesses and operations substantially in accordance with the conditions and provisions of the Permits except for noncompliance as to which it has received requisite waivers or consents or which does not have a Material Adverse Effect. There will be no other Permit the absence of which would have a Material Adverse Effect on Lennox U.K.'s ability to carry on its businesses and operations on the Transfer Date except as identified to HCF in writing. Except as identified to HCF in writing: (i) all such Permits will be in full force and effect, (ii) no violations are known to Lennox or have been recorded (which have not been remedied) in respect of any such Permit, and (iii) no Proceeding is pending or threatened in writing to revoke or limit any such Permit.

                  14. EMPLOYEES. On or before the Transfer date, Lennox will provide to HCF a list, in writing, a complete list of the collective bargaining agreements applicable to the facilities of Lennox U.K.; a list of all employment agreements between any employee and Lennox U.K. and the names and total compensation of all salaried employees who are employed by Lennox U.K. who have an annual salary in excess of $100,000. Except as identified to HCF in writing, there are no and will not have been strikes, slow-downs, disputes, litigation, agency or other actions pending or threatened which are considered adverse to the operations of Lennox U.K.

                  15. EMPLOYEE BENEFIT PLANS. On or before the Transfer date, Lennox will provide to HCF a list, in writing, of all of the pension, profit sharing, thrift, deferred compensation, bonus, incentive, stock purchase, severance, hospitalization, insurance or other similar plans, agreements or arrangements, which are maintained by or contributed to by Lennox U.K. for its employees. All obligations of Lennox U.K. to contribute to such plans on behalf of the employees employed for calendar years prior to 1996 have been paid, and all obligations of Lennox U.K. to contribute to such plans on behalf of such employees for the period beginning January 1, 1996 and ending on the Transfer Date will be paid by Lennox U.K. Lennox U.K. has not incurred any liability under these plans or the laws governing them arising in



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

                           connection with the termination of, or complete or partial withdrawal from, any plan covered or previously covered by Applicable Laws, and Lennox U.K. has paid and discharged when due all obligations and liabilities arising under Applicable Laws with respect to all employee benefit plans of a character which, if unpaid or unperformed might result in the imposition of a lien against any of the assets of Lennox U.K. All employee benefit plans of Lennox U.K. (the "Lennox U.K. Plans") have been, are being and will have been, at the Transfer Date, maintained in compliance with each of their terms and with the requirements prescribed by all Applicable Laws. Lennox has furnished or will furnish, on the Transfer Date, to HCF a copy of the Lennox U.K. Plans and related documents, where applicable, and all amendments thereto and written interpretations thereof together with any reports prepared in connection with the Lennox U.K. Plans. There are not now, nor will there have been prior to the Transfer Date, any transactions with respect to the Lennox U.K. Plans which could result in material liability on the part of Lennox U.K. under Applicable Laws. There are no threatened or pending claims by or on behalf of the Lennox U.K. Plans or by any employee participating therein alleging a breach of fiduciary duties or violations of Applicable Laws with respect to the Lennox U.K. Plans on or before the Transfer Date which could result in material liability on the part of Lennox U.K. or the Lennox U.K. Plans under Applicable Laws of which HCF will have not been notified in writing. The Parties further agree that HCF shall have the option to terminate all Lennox U.K. Plans upon the Closing or such mutually agreed upon date thereafter and any employees of Lennox U.K. transferred to shall be a participant in such employee benefit plans as are in force for other employees of the.

                  16. INSURANCE. On or before the Transfer date, Lennox will provide to HCF a list, in writing, of all policies of fire, liability, casualty, life and all other forms of insurance owned or held by Lennox U.K. As of the Transfer Date or the first policy renewal date thereafter, HCF shall have the option to terminate all Lennox U.K. coverages under said policies with respect to assets being transferred to the New Companies and the HCF will be responsible for obtaining any insurance it deems necessary and reasonable.

                  17. TAXES. Lennox U.K. has or will have filed all foreign, federal, state, local and other tax reports or returns required to be filed on or before the Transfer Date and has or will have either discharged or adequately provided for the discharge of all taxes, costs, expenses, charges and debts of every kind and character, except those taxes, costs, expenses, charges and debts which are being protested in good faith by Lennox U.K. which are identified to HCF in writing.



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



                  18. NO CONFLICT WITH OTHER AGREEMENTS. Neither the execution nor delivery of this Amended Agreement, nor the consummation of the transactions contemplated hereunder, nor the fulfillment of or compliance with the terms and conditions hereof will conflict with the Company Statutes of Lennox or Lennox U.K., or will result in a breach of, or constitute a conflict or default under, any material contract, agreement or instrument to which either of them is a party or by which either of them or any of their assets or personnel are bound.

                  19. ABSENCE OF CERTAIN EVENTS. Since December 31, 1995, there has not been:

                           (i) Any Material Adverse Effect on Lennox U.K. or the assets and properties described above which has not been disclosed to HCF;

                           (ii) Any purchase, sale or transfer of assets in anticipation of this Amended Agreement, or which would contravene the intent of this Amended Agreement;

                           (iii) Any illegal payment by Lennox U.K. to foreign or domestic governmental or quasi-governmental officials, or payments to customers or suppliers for rebating of charges, or other reciprocal practices, in connection with the conduct of its businesses, other than normal price reductions allowed to customers in the ordinary course of business; or

                           (iv) Any damage, destruction or loss (whether or not covered by insurance) which has or would have a Material Adverse Effect on Lennox U.K.



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


                                    SCHEDULES

Schedule 3.3.A(i) Consolidated Net Book Value of Ets. Brancher as of 30 September 1997.
Schedule 8.1.E.            Description of the Stock of the Venture Company
Schedule 8.1.F.            Assets and Properties of the Venture Company
Schedule 8.1.G.            Real Properties Leased by the Venture Company
Schedule 8.1.H.            Intellectual Property of the Venture Company
Schedule 8.1.I.            Legal Proceedings Involving the Venture Company
Schedule 8.1.J.            Governmental Consents of the Venture Company
Schedule 8.1.L.            Contracts & Agreements of the Venture Company
Schedule 8.1.N.            Permits of the Venture Company
Schedule 8.1.Q.            Labor Disputes of the Venture Company
Schedule 8.1.R. Employee Benefit Plans Maintained or Contributed to by the Venture Company
Schedule 8.1.S.            Insurance Policies of the Venture Company
Schedule 8.1.T.            Taxes under Protest by the Venture Company




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